EXHIBIT 12

Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends for (i) the Companies on a combined basis, (ii) the REIT on a consolidated basis and (iii) for the Operating Company on a consolidated basis for each of the periods indicated are as follows:

                                           The Companies

                                       Year Ended December 31,
                         --------------------------------------------------
(Dollars in thousands)      1993      1994      1995       1996      1997
                         ---------  --------  --------  ---------  --------
Net Income                $ 63,636  $ 80,460  $ 86,518   $157,976  $162,412
Interest Expense            62,193    67,479    64,163     64,216    87,428
                           -------   -------   -------    -------   -------
     Total                $125,829  $147,939  $150,681   $222,192  $249,840
                           =======   =======   =======    =======   =======

Interest Capitalized            --        --        --      3,711     4,627

     Ratio of Earnings
       to Fixed Charges       2.02      2.19      2.35       3.27      2.71
                           -------   -------   -------    -------   -------
     Ratio of Earnings
      to Combined Fixed
       Charges and
        Preferred Stock
         Dividends            2.02      2.19      2.35       3.27      2.71


                                              The REIT

                                       Year Ended December 31,
                         --------------------------------------------------
(Dollars in thousands)      1993      1994      1995       1996      1997
                         ---------  --------  --------  ---------  --------
Net Income                $ 63,636  $ 80,460  $ 86,518   $157,976  $163,012
Interest Expense            62,193    67,479    64,163     64,216    87,412
                           -------   -------   -------    -------   -------
     Total                $125,829  $147,939  $150,681   $222,192  $250,424
                           =======   =======   =======    =======   =======

Interest Capitalized            --        --        --      3,711     4,627

     Ratio of Earnings
       to Fixed Charges       2.02      2.19      2.35       3.27      2.72
                           -------   -------   -------    -------   -------
     Ratio of Earnings
      to Combined Fixed
       Charges and
        Preferred Stock
         Dividends            2.02      2.19      2.35       3.27      2.72


                                           The Operating Company

                                       Initial Period Ended December 31,
                         --------------------------------------------------
(Dollars in thousands)      1993      1994      1995       1996      1997
                         ---------  --------  --------  ---------  --------
Net Income                   --        --        --         --     $ (600)
Interest Expense             --        --        --         --        209
                           -------   -------   -------    -------   -------
     Total                   --        --        --         --     $ (391)
                           =======   =======   =======    =======   =======
     Ratio of Earnings
      to Fixed Charges       --        --        --         --         --(A)
                           -------   -------   -------    -------   -------

     Ratio of Earnings
      to Combined Fixed
       Charges and
        Preferred Stock
         Dividends           --        --        --         --         --(A)


(A) Earnings were inadequate to cover fixed charges. The amount of the deficiency was $391,000.

      For periods prior to November 5, 1997, the ratios set forth above reflect historical financial information for the Corporation's Predecessor and MAC. See "The Meditrust Companies -- Santa Anita Merger." MAC was organized in 1997. In addition, the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends are identical for the periods indicated because neither the Corporation's Predecessor, MAC or the Companies had any preferred stock outstanding.

      The ratio of earnings to fixed charges is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs, including amortization and debt discount and deferred financing fees, whether capitalized or expensed, plus the interest component of rental expense.